Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (“Agreement”) are Northwest Pipe Company (the “Company”) and Brian W. Dunham (“Dunham”).

RECITALS

A. Dunham’s employment will terminate, effective October 5, 2010.

B. Dunham elects to receive severance pay and related benefits under this Agreement under the terms and conditions set forth below.

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment Termination. Dunham’s employment with the Company is hereby terminated, effective October 5, 2010 (the “Separation Date”).

2. Payment. Dunham has received all accrued wages owing through the Separation Date, at which time Dunham’s stock options and RSU’s will cease to vest. As consideration for this Agreement, and provided Dunham complies with his obligations under Section 7, Dunham shall receive the following:

2.1 Four Hundred Ninety Thousand Dollars ($490,000), payable as salary continuation for a period of twelve months (the “Severance Period”) in accordance with the Company’s regular payroll schedule, and starting the first pay period following expiration of the revocation period under Section 6. The Company will withhold taxes on this amount in accordance with all applicable local, state and federal laws.

2.2 Eighty Thousand Dollars ($80,000), payable in a single lump sum not later than March 15, 2011. The Company will withhold taxes on this amount in accordance with all applicable local, state and federal laws.

2.3 The Company will pay the first twelve months’ premiums for continuation of Dunham’s health insurance coverage under COBRA.

2.4 Dunham agrees to repay all amounts he received as severance under this Section 2 in the event Dunham is found by a court of competent jurisdiction to have engaged in intentional or reckless illegal activity in connection with any of the items of accounting practice, policy, procedures or disclosures that are related to the investigation being conducted by the Audit Committee of the Company’s Board of Directors.

3. Health Insurance. Dunham’s coverage under the Company’s health insurance plan ends on October 5, 2010. If eligible, Dunham may continue full health insurance benefits for himself and his immediate family as provided under federal COBRA regulations. Except as set forth in Section 2, Dunham is responsible for all payments under COBRA for continuation of health insurance benefits.

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4. Employee Pension and Retirement Plans. Dunham shall be entitled to Dunham’s rights under the Company’s retirement benefit and other deferred compensation plans as such plans, by their provisions, apply upon Dunham’s termination.

5. General Release. Except as provided below, in consideration of the benefits provided in this Agreement, Dunham releases the Company, its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns, from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute. Dunham understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorneys’ fees or additional compensation in any form, and any claim, including but not limited to those arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Dunham’s employment or association with the Company or the termination of that employment and association. The parties specifically exclude and except from this release any indemnity and advancement rights of Dunham which arise by virtue of Dunham’s position as an officer or director of the Company and the parties specifically exclude and exempt from this release any rights of Dunham under any insurance or indemnity policy covering acts or omissions of the Company’s officers and directors. This Agreement neither creates, enhances, diminishes or extinguishes any right or entitlement that Dunham may subsequently claim to possess with respect to his access to any Company documents, nor any defense the Company may possess with respect to any such claim.

6. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Dunham acknowledges that (1) he has been advised in writing to consult with an attorney prior to executing this Agreement; (2) he is aware of certain rights to which he may be entitled under the Act; (3) as consideration for executing this Agreement, Dunham has received additional benefits and compensation of value to which he would otherwise not be entitled; and (4) by signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement. Dunham acknowledges that he has been given a period of at least 21 days from September 9, 2010 to consider this offer. A change in the terms of this Agreement shall not restart the 21-day consideration period. Dunham further acknowledges that he has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Richard A. Roman, Chief Executive Officer. In the event Dunham does not exercise his right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

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7. Obligations of Dunham.

7.1 Return of Company Property. Dunham agrees that, on or before the effective date of his termination, he will return to the Company all property belonging to the Company, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Dunham prepared or received in connection with his employment with the Company.

7.2 Confidentiality. Dunham acknowledges that in the course of his employment with the Company, he obtained Confidential Information, i.e., data that has been researched, compiled, developed and/or maintained by the Company, and that is not generally known within the industry. For the purpose of this Agreement, Confidential Information includes, but is not limited to, trade secrets, information, ideas, knowledge, data, or know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information the Company has received from third parties in confidence. Dunham agrees that he will not use or disclose Confidential Information, in any form, for any purpose, notwithstanding the termination of his employment.

7.3 Disclosure of this Agreement. Dunham shall keep both the fact and terms of this Agreement secret and confidential, except that Dunham may disclose this Agreement as required by law, and (a) to his immediate family, (b) to his lawyers, tax accountants and other advisors in order to seek advice about its provisions, properly account for and report its effects, (c) to obtain enforcement of any of its provisions, provided anyone to whom Dunham is authorized to disclose this Agreement agrees to be bound by the terms of this Section; and (d) if and to the extent that the Agreement has been publicly disclosed by the Company, and except that the Company may disclose the fact and terms of this Agreement to the extent required by public reporting obligations.

7.4 Cooperation. In the event of any litigation or investigation to which the Company is a party, Dunham agrees to make himself reasonably available to provide information and assistance in meetings, depositions, and other related activities without the requirement of a subpoena. The Company will pay Dunham’s reasonable out of pocket expenses incurred in complying with his obligations under this Section 7.4. Nothing in this paragraph shall operate to prevent any party from testifying truthfully under oath when compelled to do so by subpoena or other legal process. This Agreement neither requires nor precludes any cooperation by the Company with Dunham in his defense of any proceeding or claim that may be pending or subsequently filed against him.

7.5 Resignation from the Board of Directors. Dunham shall resign from the Board of Directors of the Company, effective as of the Separation Date.

7.6 Consulting Duties. Dunham agrees that during the Severance Period, he will serve as a consultant to and as reasonably requested by the Company with respect to such

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matters as may be mutually agreed upon by Dunham and the Company. Notwithstanding the foregoing, Dunham’s services as a consultant shall not exceed the regulatory threshold under Treas. Reg. 1.409A-1(h)(1)(ii) so as to preclude Dunham from qualifying for the presumption that he has separated from service from the Company.

8. Consent to Injunction. Dunham agrees that his violation of Section 7.2 shall constitute a breach of this Agreement that will cause irreparable injury to the Company, and that monetary damages alone would not adequately compensate the Company for the harm suffered. Dunham agrees that the Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of Section 7.2, in addition to any other available remedies.

9. Disparagement. Neither party shall make any malicious, disparaging or false remarks about the other, or their respective, officers, directors, employees, heirs or assigns. The parties further agree to refrain from making any negative statements regarding the other to any third parties or any statements which could be construed as having or causing a diminishing effect on the other’s reputation, goodwill or business. For the purpose of this paragraph, the “Company” shall mean the management and Board of Directors of Northwest Pipe Company. Notwithstanding the foregoing, nothing in this paragraph shall operate to prevent any party from testifying truthfully under oath when compelled to do so by subpoena or other legal process.

10. No Admission of Liability. Dunham agrees that nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Dunham or the Company.

11. Governing Law, Forum and Attorney Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, except to the extent preempted by federal law, without regard to conflict of law principles. In the event of any suit, action, arbitration or other proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to its attorney fees, costs, and out-of-pocket expenses, at trial and on appeal. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Washington. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other regulatory guidance promulgated thereunder such that amounts payable to Dunham hereunder are exempt from taxation under Code section 409A(a)(1). The provisions of this Agreement shall be construed and interpreted in a manner that is consistent with such intent. For purposes of applying Code section 409A to this Agreement, each separately identified amount to which Dunham is entitled under this Agreement shall be treated as a separate payment. Moreover, to the extent permissible under Code section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

12. Successors and Assigns. This Agreement shall be binding upon Dunham’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by the Company, its successors and assigns. This Agreement shall be binding upon the Company’s successors and assigns and may be enforced by Dunham and his heirs, executors and other legal representatives.

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13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

14. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

15. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. Entire Agreement. Except as otherwise provided in this section, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. Dunham remains bound by the terms of any and all prior agreements with the Company pertaining to confidential information, non-competition, non-solicitation and assignment of inventions. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

This Agreement is not effective until it is signed by all parties.

BRIAN W. DUNHAM	NORTHWEST PIPE COMPANY

By:

Date:	Date:

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